                                   EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATION
                                       OF
                5% ADJUSTABLE CONVERTIBLE CLASS C PREFERRED STOCK
                                       OF
                             TECHNICLONE CORPORATION
                             A DELAWARE CORPORATION

               (Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware)

         Techniclone Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority contained in its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock designated as 5% Adjustable Convertible Class C Preferred Stock:

                  "BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, $.001 par value per share, in connection with those certain 5% Preferred Stock Investment Agreements dated April 24, 1997 by and among the Corporation and certain investors (the "Securities Purchase Agreements"), there shall be a series of shares of the Preferred Stock of the Corporation designated "5% Adjustable Convertible Class "C" Preferred Stock"; that the number of shares of such series shall be 17,200 and that the rights and preferences of such series (referred to herein as the "5% Preferred" or "Shares") and the limitations or restrictions thereon, and the rights and terms of the stock purchase warrants ("Warrants") issuable upon conversion of the 5% Preferred, shall be as follows (as used herein, unless the context otherwise requires, shares of 5% Preferred shall include shares of 5% Preferred issuable as dividends on shares of 5% Preferred and Warrants shall include warrants issuable upon conversion of the 5% Preferred):

                  RESOLVED that, in connection with those certain 5% Preferred Stock Investment Agreements dated April 24, 1997 by and among the Corporation and certain investors (the "Securities Purchase Agreements"), there shall be a series of shares of the Preferred Stock of the Corporation designated "5% Adjustable Convertible Class "C" Preferred Stock"; that the number of shares of such series shall be 17,200 and that the rights and preferences of such series (referred to herein as the "5% Preferred" or "Shares") and the limitations or restrictions thereon, and the rights and terms of the stock purchase warrants ("Warrants") issuable upon conversion of the 5% Preferred, shall be as follows (as used herein, unless the context otherwise requires, shares of 5% Preferred shall include shares of 5% Preferred issuable as dividends on shares of 5% Preferred and Warrants shall include warrants issuable upon conversion of the 5% Preferred):

         1.       DIVIDENDS.

                  (a) The holders of the 5% Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $50 per share per annum, payable


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

commencing September 30, 1997 and thereafter quarterly on December 31, March 31, June 30 and September 30 of each year, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the common stock of the Corporation, par value $.001 per share ("Common Stock") or any other class or series of stock of the Corporation ranking junior to the 5% Preferred. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding 5% Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation except a class or series which is entitled to priority as to dividends over the 5% Preferred.

                  (b) Dividends shall be paid in shares of 5% Preferred valued at $1000 per share (fractional Shares to be paid in cash) or, at the option of the Corporation upon 10 days advance notice to the holders of the 5% Preferred, in cash.

                  (c) If on any dividend payment date all the shares of Common Stock issuable upon conversion of the 5% Preferred then outstanding and to be issued as a dividend on such dividend payment date and upon exercise of the Warrants whether outstanding or issuable upon conversion thereof are not registered under the Securities Act of 1933 or if there is not then available for delivery upon resale of such shares of Common Stock a prospectus meeting the requirements of said Act and the rules thereunder or if the Common Stock is not listed or designated for quotation for trading on at least one of the NASDAQ Small Cap Market (the "NSCM"), the NASDAQ National Market (the "NNM"), the New York Stock Exchange (the "NYSE") or the American Stock Exchange (the "AMEX") or any such shares of Common Stock are not authorized for trading thereon, or if the Common Stock is not then registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, then such dividend may only be paid in cash.

         2.       LIQUIDATION PREFERENCE AND CERTAIN REDEMPTIONS.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the 5% Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock or any other class or series of shares except any class or series which is entitled to priority as to liquidation payments over the 5% Preferred, the amount of $1000 per share plus any accrued but unpaid dividends, whether or not declared (the "Liquidation Preference").

                  (b)(i) In the event (each of the events described in clauses
(A)-(F) below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):

                           (A) the Common Stock is suspended from trading on any
of, or is not listed or designated for quotation (and authorized) for trading on at least one of, the NYSE, the AMEX, the NNM or the NSCM for an aggregate of ten
(10) trading days in any nine (9) month period,

                           (B) the registration statement required to be filed
by the Corporation

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

pursuant to Section 2(a) or 3(b) of the Registration Rights Agreement, dated as of April 24, 1997, by and among the Corporation and the other signatories thereto (the "REGISTRATION RIGHTS AGREEMENT"), has not been declared effective by the 180th day following the Closing Date (as defined in the Securities Purchase Agreements) or any such registration statement, after being declared effective, cannot be utilized by the holders of 5% Preferred for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than thirty (30) days in any twelve month period,

                           (C) the Corporation fails, and any such failure
continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of 5% Preferred upon conversion of the 5% Preferred as and when required by the terms of these 5% Preferred, the Securities Purchase Agreements or the Registration Rights Agreement or any certificate or any shares of Common Stock issued to the holders of the Warrants upon exercise of the Warrants as and when required by the terms of the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement,

                           (D) the Corporation fails to issue shares of Common
Stock to any holder of 5% Preferred upon conversion in accordance with the terms of these 5% Preferred or to any holders of Warrants upon exercise in accordance with the terms of such Warrants or provides notice to any holder of 5% Preferred or Warrants, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any holder of 5% Preferred upon conversion in accordance with the terms of these 5% Preferred or to any holder of Warrants upon exercise of such Warrants (other than due to the circumstances contemplated by Section 4(i) hereof, for which the holders shall have the remedies set forth in such Section),

                           (E) Mr. Lon H. Stone shall cease to be an officer or
director of the Corporation  within 18 months of the Closing Date, or

                           (F) 50% or more of the Common Stock is directly or
indirectly owned or controlled by a single individual or entity or their affiliates,

then, upon the occurrence of each and any such Redemption Event, the Corporation shall promptly provide each holder of shares of 5% Preferred with written notice of the occurrence of such Redemption Event, which notice shall contain the Corporation's irrevocable election as to whether it will exercise its right to issue Common Stock in lieu of any redemption provided for in this Section 2. From and after the date of the Redemption Event (whether or not the Corporation has complied with the notice requirements set forth above) each holder of shares of 5% Preferred shall have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Paragraph (iii) below) to the Corporation (which notice may be revoked by any holder if the Corporation elects to issue Common Stock with respect thereto pursuant to paragraph (iv) below), to require the Corporation to purchase any or all of the then outstanding shares of 5% Preferred held by such holder for an amount in cash per share equal to the Redemption Amount (as defined in Paragraph
(ii) below) in effect at the time of the redemption hereunder, subject, however, to the extent permitted by Paragraph (iv) below, to the right of the Corporation to instead convert each share of 5% Preferred specified in such Conversion Notice into a number of shares of Common Stock equal to the Redemption Number (as defined in Paragraph (ii) below) in effect at the time of such conversion. For the avoidance of doubt, the


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

occurrence of any event described in clauses (A), (B), (D), (E) or (F) above shall immediately constitute a Redemption Event and there shall be no cure period.

                  (ii) Definition of Redemption Amount and Number. The "REDEMPTION AMOUNT" with respect to a share of 5% Preferred means an amount equal to:

                                                      1,000 + P
                                                     -----------  X   M
                                                         C P

                  The "REDEMPTION NUMBER" with respect to a share of 5% Preferred means:

                                                      1,000 + P
                                                     -----------
                                                        L C P

where:

"P" means the accrued dividends, whether or not declared, on such share of 5% Preferred through the date of redemption or conversion, as the case may be (assuming such dividends would be paid in cash);

         "CP" means the Conversion Price (as herein defined) in effect on the date of the Redemption Notice;

         "LCP" means lowest Conversion Price (using an Applicable Percentage (as herein defined) of 27%) during the period beginning on the date of the Redemption Notice and ending on the date of redemption or conversion, as the case may be, or, if then in effect and lower, the Conversion Cap (as herein defined); and

         "M" means the highest closing bid price (as herein defined) of the Corporation's Common Stock during the period beginning on the date of the Redemption Notice and ending on the date of the redemption or conversion, as the case may be.

                  (iii) Redemption Defaults. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of 5% Preferred within five (5) business days of its receipt of a notice requiring such redemption (a "REDEMPTION NOTICE"), then the holder of 5% Preferred delivering such Redemption Notice (x) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) or the highest rate permitted by applicable law from the date of the Redemption Notice until the date of redemption hereunder, and (y) shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Section 4 hereof) all or any portion of the Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Redemption Notice and ending on the Conversion Date with respect to the conversion of such Redemption Amount.

                  (iv) Within five (5) business days after its receipt of a Redemption Notice and subject to the limitations of Section 10 hereof, the Corporation may, in lieu of the redemption required pursuant to Section 2(b)(i), issue Common Stock with respect to shares of 5% Preferred sought to be redeemed pursuant to Section 2(b)(i) with respect to the Redemption Events specified in paragraphs A, B (only where the delay or inability to use is caused by a stop order threatened or issued, or other similar action taken, by the SEC or its staff), E and F above. Notwithstanding the foregoing, the Corporation may not elect to use Common Stock to effect such a redemption unless the notice requirements of paragraph (i) above have been complied with, unless all holders of 5% Preferred electing to be redeemed pursuant to paragraph (i) above receive the Common Stock with respect to such Redemption Event, unless all shares of Common Stock issuable upon conversion of the 5% Preferred and upon exercise of the Warrants whether outstanding or issuable upon conversion thereof are registered under the Securities Act of 1933, unless there is available for delivery upon resale of such shares of Common Stock a prospectus meeting the requirements of said Act and the rules thereunder, unless all such shares are eligible to be traded on either the NNM, NSCM, the NYSE or the AMEX and unless the Common Stock is then registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934. In the event the Corporation elects to issue Common Stock in accordance with the foregoing, the restrictions on the sale of Common Stock contained in Section 3.3 of the Securities Purchase Agreements shall be of no further force or effect. If the limitations contained in Section 10 hereof apply, then the Corporation shall not be required to pay any cash in respect of a redemption of shares of 5% Preferred which are not converted as a result of such limitation.

                  (v) In the event the Corporation is not at any time able to redeem all of the shares of 5% Preferred subject to Redemption Notices, the Corporation shall redeem shares of 5% Preferred from each holder pro rata, based on the total number of shares of 5% Preferred in all of the Redemption Notices.

         3.       MANDATORY CONVERSION.

                  (a) Subject to the limitations of Section 10 hereof and the remaining provisions of this Section 3(a), at any time more than 12 months after the closing date, the Corporation may require that all of the shares of 5% Preferred be converted (a "Required Conversion") by irrevocably giving notice ("Notice of Required Conversion") to the holders of the 5% Preferred specifying the date of required conversion (the "Required Conversion Date") and the place for delivery of certificates upon conversion. Such Notice shall comply with the requirements of paragraph (i) of this Section 3(a) and shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the 5% Preferred at the address last shown on the records of the Corporation for such holder and shall be transmitted by telecopy (facsimile) transmission at least 20 trading days and no more than 30 trading days in advance of the Required Conversion Date.

                           (i) A Notice of Required Conversion may not be given
unless Common Stock equal to 150% of the number of shares of Common Stock issuable upon conversion of the 5% Preferred and upon exercise of the Warrants whether outstanding or issuable upon conversion thereof are reserved for issuance to holders of the 5% Preferred and are registered for resale by the holders (determined separately for each holder) under the Act, and there is available for delivery upon resale of such shares of Common Stock a prospectus meeting the requirements of said Act and the rules thereunder and such shares are eligible to be traded on either the NNM, the NSCM, the NYSE or the AMEX and the Common Stock is then registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934.

                           (ii) The Conversion Price upon Required Conversion
shall be 73% of the average of the low trading prices on the five trading days immediately preceding the Required Conversion Date or, if in effect and lower, the Conversion Cap; provided, that if the Required Conversion Date is within 10 trading days after an underwritten public offering of equity securities of the Corporation, the Conversion Price shall be determined as of the Required Conversion Date in accordance with Section 4(d) and (e) below. The terms "low trading price" and "trading day" have the meanings given them in Section 4(d) hereof.

                           (iii) Not later than the Required Conversion Date
each holder of 5% Preferred shall surrender to the Corporation the certificate or certificates representing the shares of 5% Preferred held by such holder at the place designated by the Corporation in the Notice of Required Conversion, and the Corporation shall deliver to such holder within two business day thereafter (three business days if the address for delivery is an offshore address) the certificates representing the Common Stock and Warrants to which such holder is entitled upon conversion, subject, however, to receipt of duly endorsed certificates for the shares of 5% Preferred being so converted.

                           (iv) After receipt of a Notice of Required Conversion
and prior to the Required Conversion Date holders shall be free to convert their shares of 5% Preferred in accordance with the optional conversion provisions of
Section 4 hereof with the Conversion Price determined at an Applicable Percentage of 27.0% or, if lower, at the Conversion Cap.

                           (v) From and after delivery by the Corporation of a
Notice of Required Conversion, the sales limitations contained in Section 3.3 of the Securities Purchase Agreements shall be of no further force and effect.

                  (b) On the fifth anniversary of the closing date, all then outstanding shares of 5% Preferred shall be automatically converted at the Conversion Price on such anniversary date and otherwise pursuant to the applicable provisions set forth in Section 4(c) and (d) and (e) hereof at an Applicable Percentage of 27.0% or, if lower, at a Conversion Price equal to the Conversion Cap; provided, however, that the holders of such 5% Preferred are not required to deliver a Notice of Required Conversion or any other notice to the Corporation.

         4. CONVERSION. The holders of the 5% Preferred shall have optional conversion rights as follows:

                  (a) Commencement of Conversion Rights. Commencing on the day after the fifth month anniversary of the closing date, the shares of 5% Preferred shall become convertible.

                  (b) Right to Convert.

                           (i) At and after the time it has become convertible,
each share of 5% Preferred shall be convertible, at the option of the holder thereof, into (A) such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the Liquidation Preference of such 5% Preferred share determined pursuant to Section 2 hereof on the date the notice of conversion is given, by (2) the Conversion Price determined as hereinafter provided in effect on said date; and, in addition to such shares of Common Stock, (B) Warrants to purchase one-fourth of the number of shares of Common Stock determined pursuant to the foregoing clause (A).

                           (ii) Notwithstanding anything to the contrary
contained herein, the Shares shall not be convertible by a holder hereof to the extent (but only to the extent) that, if convertible by such holder, such holder would beneficially own in excess of 4.9% of the outstanding shares of Common Stock (or such other percentage indicated on the signature page to, or otherwise applicable to such holder pursuant to, the Securities Purchase Agreements). To the extent the above limitation applies, the determination of whether Shares shall be convertible (vis-a-vis other securities owned by such holder) and of which Shares shall be convertible shall be in the sole discretion of the holder thereof and submission of shares of 5% Preferred for conversion shall be deemed to be the holder's determination of whether such Shares are convertible and of which Shares are convertible, subject to such aggregate percentage limitation. No prior inability to convert Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For the purposes of this provision, beneficial ownership and all calculations, including without limitation, with respect to calculations of percentage ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D and G thereunder (collectively "Section 13(d)"). The provisions of this Section may be waived and/or implemented in a manner otherwise than strictly in conformity with the foregoing provisions of this Section 4(b)(ii) with the approval of the Board of Directors of the Corporation and the holders of three quarters in interest in the then outstanding Shares and Warrants (voting together as a single class): (i) with respect to any matter to cure any ambiguity herein, to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, with the further consent of the holders of a majority of the then outstanding shares of Common Stock. The limitations contained in this paragraph shall apply to a successor holder of Shares if, and to the extent, elected by such successor holder concurrently with its acquisition of such Shares, such election to be promptly confirmed in writing to the Corporation (provided no transfer or series of transfers to a successor holder or holders shall be used by a holder to evade the limitations contained in this paragraph).

                  (c) Mechanics of Conversion. To convert shares of 5% Preferred into shares of Common Stock and Warrants, the holder shall give written notice to the Corporation in the form of the Notice of Conversion attached to the Securities Purchase Agreements (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of Shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock and Warrants to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the Shares to be converted, duly endorsed (with signatures guaranteed in case of transfer to another name), at the office of the transfer agent for the shares of Common Stock, or at such other reasonable place as may be designated in writing by the Corporation. Upon receipt by the Corporation of a facsimile copy of such notice of conversion from a holder of shares of 5% Preferred, the Corporation shall forthwith send, via facsimile, a confirmation of receipt of such Notice of Conversion to such holder, which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Corporation whom the holder should contact regarding information related to such conversion. In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed calculations to its outside accountant via facsimile within two (2) days of receipt of such Notice of Conversion. The

Corporation shall cause the accountant to perform the calculations and notify the Corporation and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The Corporation shall, immediately upon receipt of such facsimile Notice of Conversion, cause to be prepared for issue and delivery to or upon the order of such holder, against delivery of the certificates representing the Shares which have been converted, a certificate or certificates for the number of shares of Common Stock, and the Warrant certificate to which such holder shall be entitled. Upon delivery of such duly endorsed Share certificates, the Corporation shall effect such issuance immediately and shall on the same day (if such duly endorsed certificate is delivered by 12:00 noon Pacific Time) or the next business day (if such duly endorsed certificate is delivered after 12:00 noon Pacific Time) transmit the certificates by messenger or nationally (or internationally, as the case may be) recognized overnight delivery service to reach the address designated by such holder within one business day (two business days for addresses outside of the United States) (such time for delivery of share certificates being the "Delivery Period"). Facsimile Notice of Conversion may be given by a holder at any time of day up to 11:59 PM Pacific time, and such conversion shall be deemed to have been made immediately prior to the close of business on the date such Notice of Conversion is given (the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock and Warrants issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities at the close of business on the Conversion Date.

                  (d) Determination of Conversion Price.

                           (i) Subject to paragraph (iii) below, on any
Conversion Date, the Conversion Price shall be the average of the low trading price of the Common Stock for the five consecutive trading days (the "Lookback Period") ending with the trading day prior to the Conversion Date, reduced by the Applicable Percentage (as defined below) in effect on the Conversion Date.

                           (ii) The Applicable Percentage shall escalate and be
as follows:

                  0.0%     Starting on the 1st day of the 6th month after the closing date
                  13%      Starting on the 1st day of the 8th month after the closing date
                  20%      Starting on the 1st day of the 10th month after the closing date
                  22.5%    Starting on the 1st day of the 12th month after the closing date
                  25%      Starting on the 1st day of the 14th month after the closing date
                  27%      Starting on the 1st day of the 16th month after the closing date, and thereafter

For purposes of this resolution, the term "months" means calendar months, and when months are measured after the closing date, each such month shall end on a monthly anniversary of the closing date. For example, if the closing date were April 10, 1997, the fifth month after the closing date would end on and would include September 10, 1997, the sixth month after the closing date would commence on September 11, 1997 and end on October 10, 1997, and the twelfth month after the closing date would commence on March 11, 1998 and would end on April 10, 1998.

                           (iii) At any date after March 24, 1998, the
Conversion Price shall be the lower of (x) the Conversion Price calculated in accordance with paragraphs (i) and (ii) above and

(y) the average of the closing prices of the Common Stock for the thirty (30) trading days including and immediately preceding March 24, 1998 (such average being the "Conversion Cap").

                           (iv) The terms "low trading price", "last sale price"
and "closing bid price" of the Common Stock on any day shall mean, respectively,
(A) the lowest reported sale price, the last reported sale price and the last reported bid price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the lowest reported sale price, the last reported sale price and the last reported bid price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (c) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the lowest bid price, the last bid price and the last bid price for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding trading days. If none of the foregoing provisions are applicable, the "low trading price", "last sale price" and the "closing bid price" of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc., selected by the Board of Directors of the Corporation and reasonably acceptable to the holders of the majority of the 5% Preferred. The term "trading day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated. The "closing price" of the Common Stock on any day means the "last sale price" as defined above.

                           (v) In the event that during any period of
consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price and (if such event occurs during the thirty (30) trading days referred to in paragraph (iii) next above) the Conversion Cap shall be proportionately decreased or increased, as appropriate, to give effect to such event. If such an event occurs after March 24, 1998, the Conversion Cap shall be proportionately decreased or increased to give effect to such event.

                  (e) Certain Adjustments. (i) If the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the holders of 5% Preferred shall also be entitled, upon any conversion of shares of 5% Preferred after the date of record for determining shareholders entitled to such Distribution, to receive the kind and amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to any of the provisions contained herein or in the Securities Purchase Agreement which limit or restrict conversion of Shares) had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

                           (ii) In the event the Corporation (i) makes a public
announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged and there is no distribution thereof) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Common Stock (the date of the announcement referred to in clause (i) or (ii) of this paragraph (ii) is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the consummation of the proposed tender offer or transaction or the Abandonment Date (as defined below), be equal to the lower of (x) the Conversion Price calculated in the manner provided in Section 4(d) and 4(e), and (y) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date. From and after the Abandonment Date, as the case may be, the Conversion Price shall be determined as set forth in Sections 4(d) and 4(e) hereof. "Abandonment Date" means with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this paragraph
(ii) has been made, the date which is seven trading days after the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which causes this paragraph to become operative. Without implication that the contrary would otherwise be true, the provisions of this paragraph (ii) shall not apply with respect to that certain share exchange involving Peregrine Pharmaceutical Inc. as described in the Securities Purchase Agreements.

                  (f) Certificates as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Conversion Price or the Conversion Cap pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of 5% Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of 5% Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of 5% Preferred with respect to each share of Common Stock received upon such conversion.

                  (g) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a non-extraordinary cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of 5% Preferred at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

                  (h) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of 5% Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  (i) Reservation of Stock Issuable Upon Conversion. (A) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of effecting the conversion of the shares of the 5% Preferred and allowing the exercise of the Warrants, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the 5% Preferred (including shares of 5% Preferred issuable as dividends on shares of 5% Preferred) and the exercise of the Warrants (including Warrants issuable upon conversion of the 5% Preferred) (the "Reserved Amount"), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient for such purposes, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite Board of Directors and shareholder approval. The Reserved Amount shall be allocated to the holders of 5% Preferred as provided in this paragraph (i).

                           (B) Upon adoption of this Certificate of Designation
by the Corporation's Board of Directors, the Corporation shall have reserved 15,500,000 (the "Initial Reserved Amount") authorized but unissued shares of Common Stock for issuance upon conversion of the 5% Preferred and exercise of the Warrants issuable upon conversion thereof. Subject to paragraphs (A) and (C) of this paragraph (i), the Initial Reserved Amount shall be reduced to the extent that the total amount of Common Stock issuable upon conversion of the Shares or the exercise of the Warrants (including Warrants issuable upon conversation of 5% Preferred) is reduced by the exercise or conversion, as the case may be, of such securities.

                           (C) Without limiting any of the foregoing, commencing
October 1, 1997, if the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Authorization Trigger Date") shall be less than 150% of the number of shares of Common Stock issuable upon conversion of all shares of 5% Preferred (including shares of 5% Preferred which are issued as dividends on shares of 5% Preferred and shares of 5% Preferred issuable with respect to then accrued and unpaid dividends) and the exercise of all Warrants (including Warrants to be issuable upon conversion of the 5% Preferred) on such trading days, the Corporation shall immediately notify the holders of 5% Preferred and the Warrants of such occurrence and shall take immediate action (including seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 150% of such number of shares of Common Stock. In the event the Corporation fails to so increase the Reserved Amount within ninety (90) days after an Authorization Trigger Date, each holder of 5% Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Section 2(b)) to the Corporation, to require the Corporation to purchase for cash, in accordance with
Section 2(b) as if the service of such Redemption Notice constituted a Redemption Event with respect to the Shares required to be purchased hereunder and as to which the Corporation could elect to make the required redemption with Common Stock under such Section 2(b), a portion of the holder's 5% Preferred such that, after giving effect to such purchase, the holder's allocated portion of the

Reserved Amount exceeds 150% of such total number of shares of Common Stock allocable to such holder. If the Corporation fails to redeem any of such Shares within five (5) business days after its receipt of a Redemption Notice, then such holder shall be entitled to the remedies provided in Section 2(b)(iii) as if such failure constituted a Redemption Default.

                           (D) The Initial Reserved Amount, the Reserved Amount
and each increase to the Reserved Amount shall be allocated pro rata among the holders of 5% Preferred based on the number of shares of 5% Preferred and Warrants held by each holder at the time of the establishment of or increase in the Initial Reserved Amount or Reserved Amount, as the case may be. In the event a holder shall sell or otherwise transfer any of such holders shares of 5% Preferred or Warrants, each transferee shall be allocated a pro rata portion of such transferor's Initial Reserved Amount or Reserved Amount. Any portion of the Initial Reserved Amount or Reserved Amount which remains allocated to any person or entity which does not hold any 5% Preferred Stock or Warrants shall be allocated to the remaining holders of shares of 5% Preferred Stock and Warrants, pro rata on the number of shares of 5% Preferred and Warrants then held by such holders.

                  (j) Fractional Shares. No fractional shares or fractional Warrants shall be issued upon the conversion of any share or shares of 5% Preferred. All shares of Common Stock and Warrants (including fractions thereof) issuable upon conversion of more than one share of 5% Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock or a fractional Warrant, the Corporation shall, in lieu of issuing any such fraction, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

                  (k) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be the addresses set forth for the applicable party in the Securities Purchase Agreements. Any party entitled to notice hereunder may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties subject to the notice provisions hereof. This paragraph shall not affect the provisions of Section 4 hereof with respect to conversion and the mechanics thereof.

                  (l) Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of 5% Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock issuable upon conversion of such share of 5% Preferred (including shares of Common Stock issuable upon exercise of Warrants issuable upon conversion of such share of 5% Preferred) would have been entitled upon the record date of (or date of, if no record date is fixed) such event (without giving effect to any of the provisions contained herein or in the Securities Purchase Agreement or the Warrants which limit or restrict conversion of Shares or exercise of Warrants) and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the 5% Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of 5% Preferred.

                  (m) Conversion Default Payments. If, at any time, (x) a holder of shares of 5% Preferred submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount, for which failure the holders shall have the remedies set forth in Section 4(i)) to deliver, on or prior to the fourth business day following the expiration of the Delivery Period for such conversion, the shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides notice to any holder of 5% Preferred at any time of its intention not to issue shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of these 5% Preferred other than because such issuance would exceed such holder's allocated portion of the Reserved Amount (each of (x) and (y) being a "Conversion Default"), then the Corporation shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders of 5% Preferred, in the case of a Conversion Default described in clause
(y) above, payments for the first ten (10) business days following the expiration of the Delivery Period, in the case of a Conversion Default described in clause (x), and for the first ten (10) business days of any other Conversion Default, an amount equal to $1,000 per day. In the event any Conversion Default continues beyond such ten (10) business day period, the Corporation shall pay to the applicable holder(s) (consistent with the foregoing) an additional cash amount equal to one percent (1%) per day of the liquidation preference on the Shares submitted for conversion in the case of clause (x) above and of the holder's outstanding shares of 5% Preferred in the case of clause (y) above. In addition, notwithstanding anything to the contrary set forth herein, in the event of a Conversion Default, the Conversion Price with respect to each share of 5% Preferred shall be equal to the lowest Conversion Price (assuming an Applicable Percentage of 27% and, without implication that the contrary would otherwise be true, giving effect to the Conversion Cap, if applicable) on any date from the commencement of such Conversion Default through the date on which such share is actually converted.

                  (n) Retention of Rights as Holder of Shares of 5% Preferred. If a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of shares of 5% Preferred for any reason, then the Corporation shall, as soon as practicable, return such unconverted shares of 5% Preferred Stock to the holder and (unless the holder otherwise elects to retain its status as a holder of Common Stock) the holder shall be deemed to retain the rights of a holder of shares of 5% Preferred with respect to such Shares. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, the right to receive Conversion Default payments pursuant to paragraph 4(m) above to the extent required thereby as a result of such Conversion Default and any subsequent Conversion Default).

         5. OTHER PROVISIONS. For all purposes of this Resolution, the terms "date of issuance" and "closing date" shall mean the day on which shares of the 5% Preferred are first issued by the Corporation, and the terms "trading price", "low trading price", "closing price", "last trade price", and "trading days" shall have the meanings given them in Section 4(d) hereof. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation.

         6. RESTRICTIONS AND LIMITATIONS. So long as any shares of 5% Preferred Stock are outstanding, the Corporation shall not, without first obtaining the prior approval of the holders of at least two-thirds of the then outstanding shares of 5% Preferred:

                  (a) alter or change the rights preferences or privileges of the 5% Preferred;

                  (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the 5% Preferred;

                  (c) create any new class or series of capital stock on parity with or having a preference over the 5% Preferred as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation;

                  (d) increase the authorized number of shares of 5% Preferred;

                  (e) issue any shares of 5% Preferred other than pursuant to the Securities Purchase Agreements;

                  (f) redeem or declare or pay any dividend or distribution with respect to the Corporation's Common Stock during the first two years following the closing date or redeem, or declare or pay any cash dividend or distribution on, any capital stock of the Corporation ranking junior to the 5% Preferred as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (including the Common Stock); or

                  (g) enter into (or agree to enter into) a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation.

If holders of at least two-thirds of the then outstanding shares of 5% Preferred agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of 5% Preferred pursuant to subsection (a) above, then the Corporation shall deliver notice of such approved change to the holders of the 5% Preferred that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right, for a period of thirty (30) days, to convert all of their shares of 5% Preferred pursuant to the terms of these 5% Preferred as they existed prior to such alteration or change or to continue to hold their shares of 5% Preferred.

         7. VOTING RIGHTS. Except as provided herein or as provided for by law, the 5% Preferred shall have no voting rights.

         8. ATTORNEYS' FEES. Any holder of 5% Preferred shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

         9. LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any certificate(s) for the 5% Preferred and (ii)(y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the certificate(s) for the 5% Preferred, the Corporation shall execute and deliver new certificate(s) for the 5% Preferred of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Certificate(s) if the holder contemporaneously requests the Corporation to convert all such shares 5% Preferred covered by such certificate(s).

         10. SPECIAL LIMITATIONS. Notwithstanding anything to the contrary contained herein, shares of 5% Preferred shall not be convertible pursuant to Sections 2(b) or 3 hereof to the extent that, if converted with respect to a holder thereof, such holder would beneficially own in excess of 4.9% of the outstanding shares of Common Stock. To the extent the above limitation applies, the determination of whether Shares shall be convertible (vis-a-vis other securities owned by such holder) and of which Shares shall be convertible shall be in the sole discretion of the holder thereof and submission of shares of 5% Preferred for conversion shall be deemed to be the holder's determination of whether Shares are convertible (vis-a-vis other securities owned by such holder) and of which Shares are convertible, subject to such aggregate percentage limitation. No prior inability to convert Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For the purposes of this Section, beneficial ownership and all calculations, including without limitation, with respect to calculations of percentage ownership shall be determined in accordance with Section 13(d). The provisions of this Section may be waived and/or implemented in a manner otherwise than strictly in conformity with the foregoing provisions of this Section 10 with the approval of the Board of Directors of the Corporation and the holders of three quarters in interest in the then outstanding Shares and Warrants (voting together as a single class):
(i) with respect to any matter to cure any ambiguity herein, to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, with the further consent of the holders of a majority of the then outstanding shares of Common Stock. A holder of Shares shall not take unreasonable actions for the intended primary purpose of causing the Corporation to be unable to convert Shares as a result of the limitations contained within this Section 10.

         11. SPECIFIC ENFORCEMENT. No provision of this Certificate of Designation providing for any remedy to a holder of 5% Preferred shall limit any remedy which would otherwise be available to such holder at law or in equity. Irreparable damage would occur in the event that any of the provisions of this Certificate of Designation or the other agreements, documents or instruments contemplated hereby (collectively, the "Transaction Documents") were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each holder of shares of 5% Preferred shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of the Transaction Documents and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which each holder of shares of 5% Preferred may be entitled by law or equity. No provision of any Transaction Documents providing for any remedy to a holder of shares of 5% Preferred shall limit any remedy which would otherwise be available to such holder at law or in equity.

         12. TRANSFERABILITY. The Shares may be transferred by the holder pursuant to an exempt transaction (and the holder shall not be required to provide the Corporation with an opinion of counsel in the case of a transfer to an affiliate) or pursuant to a registration statement under the Act.

         13. WARRANTS. The terms and conditions of the Warrants and the form of certificates representing the Warrants shall be as attached hereto."



         IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation of 5% Adjustable Convertible Class C Preferred Stock to be duly executed by its Chief Financial Officer and Secretary this 22nd day of April, 1997.

                                  TECHNICLONE CORPORATION



                                  By: ______________________________
                                      William V. Moding, Chief Financial Officer
                                      and Secretary

                             STOCK PURCHASE WARRANT


WARRANT TO PURCHASE ___________ SHARES OF COMMON STOCK

                           ISSUE DATE: ______________

         EXPIRATION: UNLESS EARLIER EXERCISED OR TERMINATED AS HEREIN PROVIDED, THIS WARRANT SHALL EXPIRE AT 5:00 PM., PACIFIC TIME, ON THE FIFTH ANNIVERSARY OF THE CLOSING DATE DEFINED IN THE RESOLUTION ESTABLISHING THE PREFERENCES OF THE 5% ADJUSTABLE CONVERTIBLE CLASS "C" PREFERRED STOCK OF THE COMPANY

                             TECHNICLONE CORPORATION

                  This certifies that _____________________________________, the registered holder hereof or assigns (the "Warrantholder") is entitled to purchase from Techniclone Corporation, a Delaware corporation (the "Company"), at any time after March 24, 1998 and before 5:00 PM Pacific Time on the fifth anniversary of the closing date as defined in Section 5 of the Resolution establishing the preferences of the 5% Adjustable Convertible Class "C" Preferred Stock of the Company (the "Expiration Time") at the purchase price per share determined pursuant to Section 1.4 hereof (the "Warrant Price"), the number of shares shown above. Notwithstanding the foregoing, the Expiration Time shall be extended for 30 days with respect to any Warrants acquired upon conversion of any such shares of Preferred Stock within 30 days prior to such fifth anniversary. The number of shares purchasable upon exercise of this Warrant and the Warrant Price per share shall be subject to adjustment from time to time as set forth below.

                  SECTION 1. TRANSFERABILITY AND FORM OF WARRANT.

                  1.1 REGISTRATION. This Warrant shall be numbered and shall be registered on the books of the Company.

                  1.2 TRANSFER. This Warrant shall be transferable on the books of the Company only upon delivery thereof duly endorsed by the Warrantholder or its duly authorized attorney or representative, accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer, the Company shall execute and deliver a new Warrant to the person entitled thereto. This Warrant may be divided or combined, upon request to the Company by the Warrantholder, into a certificate or certificates representing the right to purchase the same aggregate number of shares. Unless the context indicates otherwise, the term "Warrantholder" shall include any transferee or transferees of a Warrant and the term "Warrant" shall include any and all warrants issued upon division, exchange, substitution or transfer of this Warrant.

                  1.3 FORM OF WARRANT. The Warrant shall be executed on behalf of the Company by its President, Vice President or other authorized officer, and shall be dated as of the date of signature thereof by the Company either upon initial issuance or upon division, exchange, substitution or transfer. A Warrant bearing the signature of an individual who was at any time the proper officer of the Company shall bind the Company, notwithstanding that such individual shall have ceased to hold such office prior to the delivery of such Warrant.

                  1.4 WARRANT PRICE. The initial purchase price per share at which shares of Common Stock may be purchased upon exercise of this Warrant (the "Warrant Price") shall be 110% of the Conversion Cap as determined pursuant to
Section 4(d)(iii) of the Resolution establishing the preferences of the 5% Adjustable Convertible Class "C" Preferred Stock of the Company, as contained in the Certificate of Designations of such Preferred Stock filed by the Company with the Delaware Secretary of State. If this Warrant shall be issued prior to determination of the Warrant Price as aforesaid, upon such determination this Warrant shall be deemed to incorporate the Warrant Price as so determined.

                  SECTION 2.  PAYMENT OF TAXES.

                  The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of shares to the Warrantholder; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any secondary transfer of the Warrant or the shares.

                  SECTION 3.  MUTILATED OR MISSING WARRANTS.

                  In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the Warrantholder, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the lost, stolen or destroyed Warrant, a new Warrant of like tenor, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant. The applicant shall also comply with such other reasonable regulations and pay such other reasonable administrative charges as the Company may prescribe.

                  SECTION 4.  RESERVATION OF SHARES.

                  There has been reserved, and the Company shall at all times keep reserved so long as this Warrant remains outstanding, out of its authorized shares of capital stock, such number and class of shares as shall be subject to purchase under this Warrant and such reserved shares shall be used solely for issuances upon exercise of this Warrant.

                  SECTION 5.  EXERCISE OF WARRANT.

                  5.1 EXERCISE. Prior to the Expiration Time the Holder of this Warrant shall have the right at any time and from time to time to exercise this Warrant in full or in part by surrender of this Warrant to the Company accompanied by payment to the Company in cash or by certified or cashier's check or by wire transfer of funds of the aggregate Warrant Price for the number of shares in respect of which this Warrant is then exercised. If the Issue Date is prior to the determination of the Warrant Price, this Warrant may not be exercised until the Warrant Price has been determined. In addition, and notwithstanding anything to the contrary contained in this Warrant, this Warrant may be exercised by presentation and surrender of this Warrant to the Company with a written notice of the holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Warrant Price in cash, the holder shall surrender this Warrant for, and the Company shall issue in respect thereof, that number of shares of Common Stock determined by multiplying the number of shares of Common Stock to which the holder would otherwise be entitled upon a cash exercise hereof by a fraction, the numerator of which shall be the difference between the then Current Market Price (as herein defined) and the Warrant Price, and the denominator of which shall be the then Current Market Price.

                  5.2 DELIVERY OF CERTIFICATES. Upon exercise of this Warrant the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Warrantholder and in such name or names as the Warrantholder may designate, a certificate or certificates for the number of full shares issuable upon such exercise together with cash, as provided in
Section 7 hereof, in respect of any fractional shares. The Company shall effect such issuance immediately and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by the Warrantholder within two business days after receipt of the Warrant Price or, in the case of a Cashless Exercise, after the receipt of the Warrant. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such shares as of the date of surrender of the Warrant and, to the extent applicable, payment of the Warrant Price, as aforesaid, notwithstanding that the certificates representing such shares shall not actually have been delivered or that the stock transfer books of the Company shall then be closed. In the event of partial exercise a new Warrant evidencing the remaining portion of this Warrant will be issued by the Company.

                  SECTION 6.  ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES.

                  6.1 ADJUSTMENTS. The number and kind of securities purchasable upon the exercise of the Warrants and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

                  (a) In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue by reclassification of its Common Stock other securities of the Company, the number of shares purchasable upon exercise of the Warrants immediately prior thereto shall be adjusted so that the Warrantholder shall be entitled to receive the kind and number of shares or other securities of the Company which it would have owned or would have been entitled to receive after the happening of any of the events described above, had the Warrants been exercised immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                  (b) In case the Company shall issue rights, options, warrants or convertible securities to all or substantially all holders of its Common Stock, without any charge to such holders, entitling them to subscribe for or to purchase shares of Common Stock at a price per share which is lower at the record date mentioned below than the then Current Market Price (as defined in Section 7), the number of shares thereafter purchasable upon


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

         the exercise of the Warrants shall be determined by multiplying the number of shares theretofore purchasable upon exercise of each Warrant by a fraction, of which the numerator shall be (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, options or warrants plus (2) the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, options or warrants plus (y) the number of shares which the aggregate offering price of the total number of shares offered would purchase at the Current Market Price. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately and retroactively after the record date for the determination of shareholders entitled to receive such rights, options or warrants.

                  (c) In case the Company shall distribute to all or substantially all holders of its shares of Common Stock evidences of its indebtedness or assets (excluding non-extraordinary cash dividends or distributions out of current earnings) or rights, options, warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock (excluding those referred to in paragraph (b) above), then, in each case, the number of shares thereafter purchasable upon the exercise of the Warrants shall be determined by multiplying the number of shares theretofore purchasable upon exercise of the Warrants by a fraction, of which the numerator shall be the then Current Market Price on the date of such distribution, and of which the denominator shall be such Current Market Price on such date minus the then fair value of the portion of the assets or evidence of indebtedness so distributed or of such subscription rights, options or warrants applicable to one share. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.

                  (d) If, at any time after the initial issuance of this Warrant, any event occurs of the type contemplated by the adjustment provisions of this Section 6.1 but not expressly provided for by such provisions, the Company's Board of Directors will make an appropriate adjustment in the Warrant Price and the number of shares of Common Stock acquirable upon exercise of this Warrant so that the rights of the holder shall be neither enhanced nor diminished by such event.

                  (e) No adjustment in the number of shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares then purchasable upon the exercise of a Warrant; provided, however, that any adjustments which by reason of this paragraph (e) are not required to be made immediately shall be carried forward and taken into account in any subsequent adjustment. The adjustments set forth in this Section 6.1 shall be calculated and effected without regard to any limits on exercisability contained herein or in those certain Securities Purchase Agreements dated April 24, 1997 (the "Securities Purchase Agreements").

                  (f) Whenever the number of shares purchasable upon the exercise of a Warrant is adjusted as herein provided, the Warrant Price payable upon exercise of a Warrant shall be adjusted by multiplying such Warrant Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares purchasable upon the exercise of a Warrant immediately prior to such adjustment, and of which the denominator shall be the number of shares so purchasable immediately thereafter.

                  (g) Whenever the number of shares purchasable upon the exercise of a Warrant or the Warrant Price is adjusted as herein provided, the Company shall cause to be promptly mailed to the Warrantholder by first class mail, postage prepaid, notice of such adjustment or adjustments and a certificate of a firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) setting forth the number of shares purchasable upon the exercise of a Warrant and the Warrant Price after such adjustment, together with a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

                  (h) The term "Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the issue date of this Warrant or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock. In the event that at any time, as a result of an adjustment made pursuant to this Section, the Warrantholder shall become entitled to purchase any securities other than shares of Common Stock, thereafter the number of such other securities so purchasable upon exercise of the Warrant and the Warrant Price of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in this Section.

                  6.2 NO ADJUSTMENT FOR DIVIDENDS. Except as provided in Subsection 6.1, no adjustment in respect of any dividends shall be made during the term of the Warrant or upon the exercise of the Warrant.

                  6.3 PRESERVATION OF PURCHASE RIGHTS UPON RECLASSIFICATION, CONSOLIDATION, ETC. In case of any reclassification of the securities of the Company or any consolidation of the Company with or merger of the Company into another corporation or in case of any sale or conveyance to another corporation of the property, assets or business of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall provide by agreement that the Warrantholder shall have the right thereafter upon payment of the Warrant Price in effect immediately prior to such action to purchase upon exercise of the Warrant the kind and amount of shares and other securities and property which he would have owned or have been entitled to receive after the happening of such reclassification, consolidation, merger, sale or conveyance had the Warrant been exercised (without regard to any limitations on exercise contained herein or the Securities Purchase Agreements) immediately prior to such action. Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section. The provisions of this subsection shall similarly apply to successive reclassifications, consolidations, mergers, sales or conveyances.

                  6.4 STATEMENT ON WARRANT CERTIFICATES. Irrespective of any adjustments in the Warrant Price or the number of securities purchasable upon the exercise of the Warrant, the Warrant certificate or certificates theretofore or thereafter issued may continue to express the same price and number of securities as are stated in the similar Warrant certificates initially issuable pursuant to this Agreement.

                  SECTION 7. FRACTIONAL INTERESTS; CURRENT MARKET PRICE; CLOSING BID PRICE.

                  The Company shall not be required to issue fractional shares on the exercise of the Warrant. If any fraction of a share would, except for the provisions of this Section, be issuable on the exercise of the Warrant (or specified portion thereof), the Company shall pay an amount in cash equal to the then Current Market Price multiplied by such fraction. The term "Current Market Price" shall mean (i) if the Common Stock is traded in the over-the-counter market or on the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), the average per share closing bid prices of the Common Stock on the 20 consecutive trading days immediately preceding the date in question, as reported by NASDAQ or an equivalent generally accepted reporting service, or (ii) if the Common Stock is traded on a national securities exchange, the average for the 20 consecutive trading days immediately preceding the date in question of the daily per share closing bid prices of the Common Stock on the principal stock exchange on which it is listed, as the case may be, or (iii) if the Common Stock is not so listed or traded, the fair market value of the Common Stock as reasonably determined in good faith by the Board of Directors of the Company. The term "closing bid price" shall mean the last bid price on the day in question as reported by NASDAQ or an equivalent generally accepted reporting service or (as the case may be) as reported by the principal stock exchange on which the Common Stock is listed, or if not so reported, as reasonably determined in good faith by the Board of Directors of the Company.

                  SECTION 8. NO RIGHTS AS SHAREHOLDER; NOTICES TO WARRANTHOLDER.

                  Nothing contained herein shall be construed as conferring upon the Warrantholder any rights whatsoever as a shareholder of the Company, including the right to vote, to receive dividends, to consent or to receive notices as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or any other matter. If, however, at any time prior to the expiration of the Warrant and prior to its exercise, any of the following events shall occur:

                  (a) any action which would require an adjustment pursuant to Sections 6.1 or 6.3 (excluding 6.1(a)(i) and 6.1(a)(ii)); or

                  (b) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger or sale of its property, assets and business, as an entirety) shall be proposed;

then in any one or more of said events, the Company shall give notice in writing of such event to the Warrantholder at least 20 days prior to the date fixed as a record date or the date of closing the transfer books or other applicable date with respect thereto. Such notice shall specify such record date or the date of closing the transfer books or such other applicable date, as the case may be.

                  Any notice to the Warrantholder shall be given at the address of the Warrantholder appearing on the books of the Company, and if the Warrantholder has specified a telecopier address, by facsimile transmission to such address.

            SECTION 9.  REDEMPTION.

            At any time after the Warrant Price has been determined, the Company may call this Warrant (together with all other Warrants of like tenor) for redemption at $0.01 per share covered hereby if the closing bid price of the Common Stock for each of the twenty trading days immediately preceding the redemption date has equaled or exceeded 150% of the Warrant Price. Written notice of such call shall be given to the Warrantholder as provided in Section 8 hereof at least 20 days but not more than 30 days prior to the date fixed for redemption by the Company. If on the date fixed for redemption, the conditions specified herein have not been satisfied, such call shall be deemed a nullity and if the Warrantholder has exercised this Warrant on account of such call, such exercise may be rescinded at the election of the Warrantholder. The Company may call this Warrant for redemption only if resale of all of the Common Stock covered hereby is then registered under the Securities Act of 1933 and a current prospectus meeting the requirements of said Act and the rules thereunder is available for delivery by the Warrantholder, and if the Common Stock is listed or designated for quotation for trading on at least one of the NASDAQ Small Cap Market, the NASDAQ National Market, the New York Stock Exchange or the American Stock Exchange, and all such shares of Common Stock are then authorized for trading on one of such exchanges and registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934. Notwithstanding the foregoing, this Warrant may be exercised by the Warrantholder in accordance with Section 5 at any time on or before the date fixed for redemption by the Company. If the Company gives written notice of such call, then the limitations on resale contained in Section 3.3 of the Securities Purchase Agreements shall be of no further force or effect.

            SECTION 10.  LIMITATION ON EXERCISE.

             Notwithstanding anything to the contrary contained herein, this Warrant shall not be exercisable by a holder hereof to the extent (but only to the extent) that, if exercisable by such holder, such holder would beneficially own in excess of 4.9% of the outstanding shares of Common Stock (or such other greater percentage indicated on the signature page to, or otherwise applicable to such holder pursuant to, the Securities Purchase Agreements with respect to such holder). To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable vis-a-vis other securities owned by such holder, and to what extent this Warrant shall be exercised shall be in the sole discretion of the holder and submission of the Warrant for full or partial exercise shall be deemed to be the holder's determination of whether and the extent to which the Warrant is exercisable, in each case subject to such aggregate percentage limitation. No prior inability to exercise the Warrant pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of exercisability. For the purposes of this provision, beneficial ownership and all calculations, including without limitation, with respect to calculations of percentage ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D and G thereunder (collectively "Section 13(d)"). The provisions of this Section may be amended with the approval of the Board of Directors of the Company and the holders of three-quarters in interest in the then outstanding shares of Preferred Stock and Warrants (voting together as a single class): (i) with respect to any matter to cure any ambiguity herein, to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, with the further consent of the holders of a majority of the then outstanding shares of

Common Stock. The limitations contained in this Section shall apply to a successor holder of Warrants if, and to the extent, elected by such successor holder concurrently with its acquisition of such Warrants, such election to be promptly confirmed in writing to the Company (provided no transfer or series of transfers to a successor holder or holders shall be used by a holder to evade the limitations contained in this Section).

            SECTION 11.  TERMINATION OF WARRANT.

            11.1 If not theretofore exercised, this Warrant shall terminate at 5:00 p.m. Pacific time on the date fixed for redemption pursuant to Section 9 hereof if the conditions specified in said Section have been satisfied and the payments required by such Section have been made in full to the Warrantholder by the Company.

            11.2 If the Issue Date of this Warrant is later than the date on which redemption of Warrants pursuant to Section 9 hereof has been completed, then this Warrant shall terminate at 5:00 p.m. Pacific time on the 30th day after the Issue Date (or if such 30th day is not a trading day, then on the next following trading day), if (i) the conditions set forth in the penultimate sentence of Section 9 are satisfied, and (ii) the closing bid price of the Common Stock for each of the five trading days preceding the Issue Date equaled or exceeded 150% of the Warrant Price.

            SECTION 12.  SUCCESSORS.

            All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrantholder shall bind and inure to the benefit of their respective successors and assigns hereunder.

            SECTION 13.  MERGER OR CONSOLIDATION OF THE COMPANY.

            The Company will not merge or consolidate with or into any other corporation or sell all or substantially all of its property to another corporation, unless the provisions of Section 6.3 are complied with.

            SECTION 14. APPLICABLE LAW, SPECIFIC PERFORMANCE AND CONSENT TO JURISDICTION.

            (a) This Warrant shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be construed in accordance with the laws of said State.

            (b) The Company and the Warrantholder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant or the other agreements, documents or instruments contemplated hereby (collectively, the "Transaction Documents") were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of the Transaction Documents and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which either of them may be entitled by law or equity. No provision of any Transaction Documents providing for any remedy to a Warrantholder shall limit any remedy which would otherwise be available to such Investor at law or in equity.

      Each of Warrantholder (with respect to compliance by the Company with Section 4(2) of the Securities Act of 1933) and the Company (each an "Indemnitor") shall indemnify and hold harmless the other for a breach by the Indemnitor of its representations, warranties or obligations under any of the Transaction Documents.

            (c) Each of the Company and the Warrantholder (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in Delaware and the courts of the State of Delaware for the purposes of any suit, action or proceeding arising out of or relating to this Warrant and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Warrantholder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.


            IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer of the Company.

                             Techniclone Corporation



                             By:
                                ------------------------------------------------




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